UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                             SCHEDULE 13D
               Under the Securities Exchange Act of 1934


                         WILLBROS GROUP, INC.
--------------------------------------------------------------------------------
                           (Name of Issuer)

                             Common Stock
--------------------------------------------------------------------------------
                    (Title of Class of Securities)

                               969199108
--------------------------------------------------------------------------------
                            (CUSIP Number)


                 GEORGE H. HOWARD, III, DILLON, READ & CO. INC.,
              535 MADISON AVENUE, NEW YORK, NY 10022 (212) 906-7324
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                February 28, 1997
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |X|.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                            Page 1 of 76 Pages

                             SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 969199108                     Page     2      of    76     Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
----------------------------------------------------------------- --------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Holding Inc.
          I.R.S. No. 13-3634771
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER
        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        4,023,040
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       4,023,040
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Dillon, Read Holding Inc. disclaims beneficial ownership of 4,023,040 shares attributed to it through its ownership of Dillon, Read Inc.
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          28.6%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          HC
-------------------------------------------------------------------------------
                 *SEE INSTRUCTIONS BEFORE FILLING OUT!
     INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 2 of 76 Pages

                             SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 969199108                     Page     3      of   76    Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Inc.
          I.R.S. No. 13-3404336
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        4,023,040
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       4,023,040
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Dillon, Read Inc. disclaims beneficial ownership of 4,023,040 shares attributed to it through its ownership of Dillon, Read and Co. Inc..
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          28.6%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          HC
-------------------------------------------------------------------------------
                 *SEE INSTRUCTIONS BEFORE FILLING OUT!
     INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 3 of 76 Pages

                             SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 969199108                     Page     4      of    76     Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read & Co. Inc.
          I.R.S. No. 13-1939216
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Connecticut
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        4,023,040
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       4,023,040
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          The reporting person reports 4,023,040 shares held for managed accounts and the reporting person disclaims beneficial ownership of such shares.
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          28.6%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          BD
-------------------------------------------------------------------------------
                 *SEE INSTRUCTIONS BEFORE FILLING OUT!
     INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 4 of 76 Pages

                             SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 969199108                     Page     5      of    76     Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Concord Partners II, L.P.
          I.R.S. No. 13-3421365
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                             |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        451,600
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       451,600
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          451,600
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.0%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                 *SEE INSTRUCTIONS BEFORE FILLING OUT!
     INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 5 of 76 Pages

                             SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 969199108                     Page     6      of   76      Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Concord Partners Japan Limited
          I.R.S. No. 22-3012759
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        96,240
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       96,240
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          96,240
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .7%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------
                 *SEE INSTRUCTIONS BEFORE FILLING OUT!
     INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 6 of 76 Pages

                             SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 969199108                     Page     7      of   76      Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Yorktown Energy Partners, L.P.
          I.R.S. No. 13-3603939
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        3,324,120
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       3,324,120
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,324,120
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          23%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                 *SEE INSTRUCTIONS BEFORE FILLING OUT!
     INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 7 of 76 Pages

                             SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 969199108                     Page     8      of   76      Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lexington Partners IV, L.P.
          I.R.S. No. 13-3665818
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        4,950
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       4,950
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,950
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .03%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                 *SEE INSTRUCTIONS BEFORE FILLING OUT!
     INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 8 of 76 Pages

Item 1.  Security and Issuer

          This Schedule 13D relates to the common stock (the "Common Stock") of Willbros Group, Inc. (the "Company"), whose principal executive offices are located at Edificio Torre Banco Germanico, Calle 50y 55 Este, Apartado 850048, Panama 5, Republic of Panama.

Item 2.  Identity and Background

          This  statement is filed by each of the  following  persons:
(i) Dillon, Read Holding Inc. ("DR Holding"); (ii) Dillon, Read Inc. ("DRI"); (iii) Dillon, Read & Co. Inc. ("Dillon Read"); (iv) Concord Partners II, L.P. ("Concord II"); (v) Concord Partners Japan Limited ("Concord Japan"); (vi) Yorktown Energy Partners, L.P. ("Yorktown"); and (vii) Lexington Partners IV, L.P. ("Lexington IV"), which are sometimes referred to collectively herein as the "Reporting Persons." Concord II, Concord Japan, Yorktown and Lexington IV are sometimes referred to collectively herein as the "Funds."

          DR Holding is a corporation organized under the laws of the State of Delaware, whose principal office and business address is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The principal business of DR Holding is the ownership of all of the outstanding shares of common stock of DRI.

          DRI, a wholly owned subsidiary of DR Holding, is a corporation organized under the laws of the State of Delaware, whose principal office and business address is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Dillon Read, a wholly owned subsidiary of DRI, is a corporation organized under the laws of the State of Connecticut, whose principal office and business address is 535 Madison Avenue, New York, New York 10022. The principal business of DRI is the ownership of all of the outstanding shares of common stock of Dillon Read, whose principal business is investment banking and securities brokerage and trading.

          Concord II, a limited partnership organized under the laws of the State of Delaware, has its principal office and business address at 535 Madison Avenue, New York, New York 10022. The principal business of Concord II is investing in venture capital transactions.

          Concord Japan is a corporation organized under the laws of the Bahamas, whose principal office and business address is c/o RoyWest Trust Corporation (Bahamas) Limited, West Bay Street, Nassau, Bahamas. The principal business of Concord Japan is investing in venture capital transactions.

          Yorktown, a limited partnership organized under the laws of the State of Delaware, has its principal office and business address at 535 Madison Avenue, New York, New York 10022. The principal business of Yorktown is investing in equity securities of energy investments. Lexington IV, a limited partnership organized on behalf of certain officers of Dillon Read to invest in securities issued in transactions in which Dillon Read is involved, was formed under the laws of the State of Delaware and has its principal office and business address at 535 Madison Avenue, New York, New York 10022.

          The partnership agreement with respect to Concord II provides that the management, operation and investment policy (which includes the right to vote or power to direct the disposition of securiites) of the partnership shall be vested exclusively in its general partner, which is Venture Associates II, L.P. ("Venture
Associates II"). Venture Associates II is a limited partnership organized for the purpose of being the general partner of Concord II. Pursuant to the Concord II partnership agreement, Venture Associates II may delegate its authority to manage Concord II to another party. Dillon Read has been appointed manager of Concord II by Venture Associates II, and as such, has the power to vote and the power to dispose of the securities reported in this Schedule 13D as being owned by Concord II.

          The partnership agreement with respect to Yorktown provides that the management, operation and investment policy (which includes the right to vote or power to direct the disposition of securities) of the partnership shall be vested exclusively in its general partner, which is DR Associates III, L.P. ("DR Associates"). Pursuant to the Yorktown partnership agreement, DR Associates may delegate its authority to manage Yorktown to another party. DR Associates has delegated such authority to Dillon Read, its general partner, and as such, Dillon Read may have the power to vote and the power to dispose of the securities reported in this Schedule 13D as being owned by Yorktown. The partnership agreement with respect to Lexington IV provides that the management, operation and investment policy (which includes the right to vote and power to direct the disposition of securities) of Lexington IV shall be vested exclusively in its general partner, which is DRMC Inc. DRMC Inc. is wholly owned by DRI, and as such, DRI may have the power to vote and the power to dispose of the securities reported in this Schedule 13D as being owned by Lexington IV.

          Pursuant to a management agreement, Dillon Read has been appointed manager of Concord Japan, and as such, has the power to vote and the power to dispose of the securities reported in this Schedule 13D as being owned by Concord Japan.

          The names, addresses, citizenships and principal occupations or employments of the respective directors and executive officers of DR Holding, DRI and Dillon Read are set forth in Exhibits A, B and C, respectively, attached hereto, which are incorporated herein by reference. The names, addresses, citizenships and principal occupations or employments of the directors and executive officers of Concord Japan are set forth in Exhibit D, attached hereto, which is incorporated herein by reference.

            Except as set forth in Exhibits A, B, C and D hereto and in the following paragraph, none of the Reporting Persons, nor, to the best knowledge of any of the Reporting Persons, any other person identified pursuant to this Item 2, within the last five years was (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violations of such laws.

            On January 16, 1992, Dillon Read (along with 97 other securities firms), without admitting or denying any findings, consented to the entry of an Order in settlement of an SEC Administrative Proceeding (File No. 3-7646) entitled In the Matter of the Distribution of Securities Issued by Certain Government Sponsored Enterprises ("GSE"). The Order stated the SEC's findings that Dillon Read made and kept certain records that did not accurately reflect
Dillon Read's customers' orders for certain GSE securities in violation of Section 17(a) (and Rules 17a-3 and 17a-4 thereunder). The Order further provided that Dillon Read shall cease and desist from any violation in the future, pay a penalty of $100,000, and maintain policies and procedures reasonably designed to ensure future compliance with the provisions of Section 17(a) and Rules 17a-3 and 17a-4 thereunder.

Item 3.  Source and Amount of Funds or Other Consideration

          On April 7, 1992, Dillon Read, as agent, and the Funds invested in preferred stock of the Company (the "Preferred Stock"), which converted (post-split) into shares of Common Stock.

          With respect to the investments made by each of the Funds in the Company, Concord II, Concord Japan, Yorktown and Lexington IV purchased the shares of the Company purchased by it with partnership funds made available to it pursuant to a capital call from its limited partners. As set forth under Items 5 and 6 below, 146,130 shares of Common Stock owned of record by Dillon Read (the "Agency Shares") are held by it as agent for certain managing directors, former managing directors, officers and former officers of Dillon Read listed on Exhibit E, attached hereto and incorporated herein by reference, under powers of attorney pursu- ant to which Dillon Read has been granted sole voting power and sole investment power with respect to such securities. The source and the aggregate amount of funds used to purchase the Common Stock by each of the persons listed on Exhibit E hereto is set forth in Exhibit E hereto. The table below sets forth the aggregate amount of funds used in making the purchases of the Common Stock by each of the Funds and Dillon Read, as agent.


                                 Common Stock
                                 Originally            Total Price of
Purchaser                        Purchased(1)           Common Stock
---------                        ------------          --------------

Concord II                         651,600              $ 2,172,000
Concord Japan                       96,240                  320,800
Yorktown                         3,324,120               11,080,400
Lexington IV                       146,130                  487,100
Dillon Read



Item 4.  Purpose of Transaction

            All of the shares of Common Stock were acquired by the Reporting Persons in transactions originally involving investments by the Reporting Persons in the Company, as more fully described in Item 3 of this Schedule 13D.

            The Funds acquired the Common Stock owned of record by them in the ordinary course of their respective investment activities and as contemplated by their organizational documents. Dillon Read acquired the 146,130 Agency Shares owned of record by it pursuant to powers of attorney executed by the individuals listed on Exhibit E hereto.

            By reason of Dillon Read's relationship with the Funds (see Item 2), Dillon Read may be in a position to influence whether the Company engages in certain corporate transactions, including those transactions enumerated under paragraphs (a) through (j) of Item 4 of
Schedule 13D.


--------

1 Reflects shares of Common Stock issued upon conversion of the Preferred Stock and after a stock split of 30 for 1.

            Except as described in this Statement, as of the date hereof, the Reporting Persons have not formulated any specific plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (c) a sale or transfer of a material amount of assets of the Company; (d) any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board; (e) any material change in the present capitalization or dividend policy of the Company; (f) any other material change in the Company's business or corporate structure; (g) changes in the Company's charter or bylaws or other actions which may impede the acquisition of control of the Company by any person; (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Act"); or (j) any action similar to any of those enumerated above.

Item 5.  Interests in Securities of the Issuer

          (a) By reason of their  relationship  with  Dillon Read (see
Item 2), as of February 28, 1997, DR Holding and DRI may be deemed pursuant to Rule 13d-3 under the Act ("Rule 13d-3") to beneficially own 4,023,040 shares of Common Stock, representing 28.6% of the outstanding shares of Common Stock reported by the Company to be outstanding at December 31, 1996 (the "Outstanding Shares"). DR Holding and DRI disclaim beneficial ownership of all shares of Common Stock held by Dillon Read and the Funds.

          By reason of Dillon Read's  relationship with the Funds (see
Item 2), as of February 28, 1997, Dillon Read may be deemed pursuant to Rule 13d-3 to beneficially own 4,023,040 shares of Common Stock (including the 146,130 Agency Shares held by Dillon Read as agent for the persons listed on Exhibit E hereto), representing 28.6% of the Outstanding Shares.

          As of February 28, 1997, Concord II beneficially owns 451,600 shares of Common Stock, representing 3.0% of the Outstanding Shares. Concord Japan beneficially owns 96,240 shares of Common Stock, representing .7% of the Outstanding Shares. Yorktown beneficially owns 3,324,120 shares of Common Stock, representing 23.0% of the Outstanding Shares. Lexington IV beneficially owns 4,950 shares of Common Stock, representing .03% of the Outstanding Shares.

          In addition, as of February 28, 1997, DRI and the individuals named in Exhibit E hereto may be deemed to beneficially own the 146,130 Agency Shares, representing 1.0% of the Outstanding Shares; however, pursuant to powers of attorney executed by each such individual in favor of Dillon Read, Dillon Read has been granted sole voting power and sole investment power with respect to the Agency Shares. Accordingly, each such person disclaims beneficial ownership of the Agency Shares held by Dillon Read for his economic benefit. The name of each such person and the number of Agency Shares and other shares of Common Stock and the percentage of the Outstanding Shares as to which each such person disclaims or affirms beneficial ownership are set forth in Exhibit E hereto, which is incorporated herein by reference.

          Pursuant to its partnership agreement, on February 28, 1997, Concord II distributed an aggregate of 200,000 shares of Common Stock to its partners.

            Except as set forth herein, to the best knowledge of the Reporting Persons, none of the other persons identified in this filing currently owns, or has any right to acquire, any shares of the Common Stock.

            (b) As noted in Items 2 and 5(a), Dillon Read has the voting power and investment power with respect to the shares of Common Stock reported in this Statement as being beneficially owned by the Funds, and with respect to the Agency Shares. By reason of their relationship with one another, Dillon Read, DRI and DR Holding may be deemed to share voting and dispositive powers as to all of the shares of Common Stock reported in Item 5(a) that Dillon Read may be deemed to beneficially own; however, as noted above, DR Holding and DRI disclaim beneficial ownership of such shares.

          (c) None.

            (d) To the best knowledge of the Reporting Persons, no person other than those identified in this Schedule has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported on this Schedule.

            (e)   Not applicable.

Item 6. Contracts, Arrangements, Understandings or Rela-tionships with Respect to Securities of the Issuer

            None.

Item 7.  Material to be Filed as Exhibits

      Exhibit A     -  Executive Officers and Directors of Dillon,
                        Read Holding Inc.

      Exhibit B     -  Executive Officers and Directors of Dillon,
                        Read Inc.

      Exhibit C     -  Executive Officers and Directors of Dillon,
                        Read & Co. Inc.

      Exhibit D     -  Executive Officers and Directors of Concord
                        Partners Japan Limited.

      Exhibit E     -  Ownership of Common Stock by Managing Direc-
                        tors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.

      Exhibit F     -  Joint Filing Agreement Pursuant to Rule
                        13d-1(f).

      Exhibit G     -  Form of Power of Attorney Executed by Persons
                        Listed in Exhibit E.

                              SIGNATURES



      The undersigned certify that, after reasonable inquiry and to the best of their respective knowledge and belief, the information set forth in the Schedule 13D is true, complete and correct.


                                    DILLON, READ HOLDING INC.



                                  By:   /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Vice Chairman


                                    DILLON, READ INC.



                                  By:   /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Secretary


                                    DILLON, READ & CO. INC.



                                  By:   /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Vice Chairman


                                    LEXINGTON PARTNERS IV, L.P.

                                    By:  DRMC Inc.,
                                          its General Partner



                                  By:   /s/ David W. Niemiec
                                        -------------------------
                                        Chairman

                                    CONCORD PARTNERS II, L.P.

                                    By:  Venture Associates II, L.P.,
                                          its General Partner

                                    By:  Dillon, Read Inc.,
                                          its General Partner



                                  By:   /s/ Peter A. Leidel
                                        --------------------------
                                        Attorney-in-Fact


                                    CONCORD PARTNERS JAPAN LIMITED



                                  By:   /s/ Peter A. Leidel
                                        --------------------------
                                        Attorney-in-Fact

                                    YORKTOWN ENERGY PARTNERS, L.P.

                                    By:  DR Associates III, L.P.,
                                         its General Partner


                                    By:  Dillon, Read & Co. Inc.,
                                         its General Partner


                                    By:  /s/ Bryan H. Lawrence
                                         ---------------------------
                                         Managing Director





Dated:  April 3, 1997

                          SCHEDULE 13D

                            EXHIBIT A

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                          New York, NY 10022
          (c)  Title:         Chairman, Director and Managing
                              Director of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                          New York, NY 10022
          (c)  Title:         Vice Chairman, Director, Managing
                              Director, Treasurer and Secretary
                              of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT A

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                          New York, NY 10022
              (c) Title: Vice Chairman, Director and Man-
                              aging Director of Dillon, Read &
                              Co. Inc.

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY 10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                              New York, NY 10022
            (c) Title: President, Chief Executive Officer,
                              Director and Managing Director of
                              Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT A

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         Leendert C. Grijns

RESIDENCE OR                  Internationale Nederlanden (U.S.)
BUSINESS ADDRESS:             Capital Corporation
                         135 East 57th Street
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Internationale Nederlanden (U.S.)
                          Capital Corporation
          (b)  Address:       135 East 57th Street
                          New York, NY 10022
          (c)  Title:         Chairman

CITIZENSHIP:                  Dutch


NAME:                         Jan Hessel Lindenbergh

RESIDENCE OR                  ING Bank
BUSINESS ADDRESS:             De Amsterdam Poort
                              1102 MG Amsterdam Zuiboost
                            The Netherlands

PRINCIPAL OCCUPATION:

          (a)  Name:          ING Bank
          (b)  Address:       De Amsterdam Poort
                              1102 MG Amsterdam Zuiboost
                            The Netherlands
          (c)  Title:         Director

CITIZENSHIP:                  HOLLAND

                          SCHEDULE 13D

                            EXHIBIT B

      Executive Officers and Directors of Dillon, Read Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Chairman, Director and Managing
                       Director of Dillon, Read
                              & Co. Inc.

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Vice Chairman, Director, Managing
                              Director, Treasurer and Secretary
                              of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT B

      Executive Officers and Directors of Dillon, Read Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
              (c) Title: Vice Chairman, Director and Man-
                              aging Director of Dillon, Read
                                & Co. Inc.

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY 10022
            (c) Title: President, Chief Executive Officer,
                              Director and Managing Director of
                              Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Chairman, Director and Managing
                              Director

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Vice Chairman, Director, Managing
                              Director, Treasurer and Secretary

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
              (c) Title: Vice Chairman, Director and Man-
                              aging Director

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
            (c) Title: President, Chief Executive Officer,
                              Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Barbara T. Alexander

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Sharyar Aziz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Tamara A. Baum

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         James H. Brandi

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William S. Brenizer

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         James C. Brennan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John G. Brim

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Michael A. Cilia

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Frank V. Colombo

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Kenneth S. Crews

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                           2001 Ross Avenue
                           Dallas, TX 75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                           2001 Ross Avenue
                           Dallas, TX 75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         David M. Dickson, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Charles P. Durkin, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Blair W. Effron

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Raul P. Esquivel

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Peter M. Flanigan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         Thomas J. Hartfield

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John H.F. Haskell, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Anthony B. Helfet

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             555 California Street, Suite 4950
                        San Francisco, CA 94104

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        555 California Street, Suite 4950
                        San Francisco, CA 94104
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William O. Hiltz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Robert H. Hotz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         James W. Hunt

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                           2001 Ross Avenue
                           Dallas, TX 75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                           2001 Ross Avenue
                           Dallas, TX 75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Peter H. Imhoff

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Yerger Johnstone

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             60 London Wall
                            London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  UK


NAME:                         Craig A.T. Jones

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             260 Franklin Street - 15th Floor
                           Boston, MA 02110

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        260 Franklin Street - 15th Floor
                           Boston, MA 02110
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Kenjiro Kawaguchi

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             Imperial Tower, 6th Floor
                         1-1-1 Uschisaiwai-cho
                              Chiyoda-ku
                              Tokyo, Japan

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        Imperial Tower, 6th Floor
                         1-1-1 Uschisaiwai-cho
                              Chiyoda-ku
                              Tokyo, Japan
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  Japan


NAME:                         Patrick J. Landers

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Bryan H. Lawrence

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         J. Richard Leaman, III

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard R. Macek

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             120 Wall Street
                          New York, NY 10005

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        120 Wall Street
                          New York, NY 10005
          (c) Title:          Controller, Director and Managing
                              Director

CITIZENSHIP:                  USA


NAME:                         Daniel F. Marciano

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Cynthia R. Melcher

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Richard J. Milligan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard H. Montague

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Robert Moulton-Ely

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John H. Mullin, III

RESIDENCE OR                  Ridgeway Farm Inc.
BUSINESS ADDRESS:             Route 2
                              Box 380
                          Brookneal, VA 24528

PRINCIPAL OCCUPATION:

          (a) Name:           Ridgeway Farm Inc.
          (b) Address:        Route 2
                              Box 380
                          Brookneal, VA 24528
          (c) Title:          Shade Tree Farmer

CITIZENSHIP:                  USA


NAME:                         Christian L. Oberbeck

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Victor A. Pelson

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         Robert A. Pilkington

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  UK

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Thomas L. Piper, III

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Jerome H. Powell

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William P. Powell

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Eric W. Roberts

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Kenneth M. Schmidt

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         H.C. Bowen Smith

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard R.S. Smith

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Danforth H. Starr

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Jason D. Sweet

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                           2001 Ross Avenue
                           Dallas, TX 75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                           2001 Ross Avenue
                           Dallas, TX 75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         F. Davis Terry, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Lorenzo D. Weisman

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  France


NAME:                         Edward B. Whitney

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         George A. Wiegers

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         John E. Wilson

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Robert A. Young

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Simon A. Borrows

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             60 London Wall
                            London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        60 London Wall
                            London EC2M 5TQ
                              United Kingdom
          (c) Title:          Director

CITIZENSHIP:                  UK

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Leendert C. Grijns

RESIDENCE OR                  Internationale Nederlanden (U.S.)
BUSINESS ADDRESS:             Capital Corporation
                         135 East 57th Street
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Internationale Nederlanden (U.S.)
                          Capital Corporation
          (b) Address:        135 East 57th Street
                          New York, NY 10022
          (c) Title:          Chairman

CITIZENSHIP:                  Dutch


NAME:                         James R.C. Lupton

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             60 London Wall
                            London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        60 London Wall
                            London EC2M 5TQ
                              United Kingdom
          (c) Title:          Executive Director

CITIZENSHIP:                  UK

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Michael D.G. Ross

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             535 Madison Avenue
                          New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        535 Madison Avenue
                          New York, NY 10022
          (c) Title:          Managing Director

CITIZENSHIP:                  UK

                             SCHEDULE 13D

                               EXHIBIT D

                  Executive Officers and Directors of
                    Concord Partners Japan Limited


NAME:                         Heiichi Hamaoka

RESIDENCE OR                  Nissan Motor Co., Ltd.
BUSINESS ADDRESS:             6-17-1, Ginza, Chuo-Ku
                              Tokyo, Japan

PRINCIPAL OCCUPATION:

          (a) Name:           Nissan Motor Co., Ltd.
          (b) Address:        6-17-1, Ginza, Chuo-Ku
                              Tokyo, Japan
          (c) Title:          Managing Director,
                              Nissan Motor Co., Ltd.

CITIZENSHIP:                  Japan


NAME:                         Gentaro Kawase

RESIDENCE OR                  Nippon Life Insurance Company
BUSINESS ADDRESS:             3-5-12, Imabashi, Chuo-ku
                              Osaka, Japan

PRINCIPAL OCCUPATION:

          (a) Name:           Nippon Life Insurance Company
          (b) Address:        3-5-12, Imabashi, Chuo-ku
                              Osaka, Japan
          (c) Title:          Chairman, Nippon Life Insurance
                              Company

CITIZENSHIP:                  Japan

                             SCHEDULE 13D

                               EXHIBIT D

                  Executive Officers and Directors of
                    Concord Partners Japan Limited


NAME:                               Takashi Imai

RESIDENCE OR                        Nippon Steel Corporation
BUSINESS ADDRESS:                   2-6-3, Otemachi, Chiyoda-ku
                             Tokyo, Japan

PRINCIPAL OCCUPATION:

            (a) Name:               Nippon Steel Corporation
            (b) Address:            2-6-3, Otemachi, Chiyoda-ku
                             Tokyo, Japan
            (c) Title:              Representative Director and Exec-
                                    utive Vice President, Nippon
                                    Steel Corporation

CITIZENSHIP:                        Japan


NAME:                               Yoh Kurosawa

RESIDENCE OR                        The Industrial Bank of Japan, Ltd.
BUSINESS ADDRESS:                   1-3-3, Marunouchi, Chiyoda-ku
                             Tokyo, Japan

PRINCIPAL OCCUPATION:

            (a) Name:               The Industrial Bank of Japan, Ltd.
            (b) Address:            1-3-3, Marunouchi, Chiyoda-ku
                             Tokyo, Japan
            (c) Title:              President, The Industrial Bank of
                              Japan, Ltd.

CITIZENSHIP:                        Japan

                             SCHEDULE 13D

                               EXHIBIT D

                  Executive Officers and Directors of
                    Concord Partners Japan Limited

NAME:                               Kenjiro Kawaguchi

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   Imperial Tower
                                    6th Floor
                                    1-1-1 Uschisaiwai-Cho
                                    Chiyoda-Ku
                                    Toyko, Japan

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            Imperial Tower
                                    6th Floor
                                    1-1-1 Uschisaiwai-Cho
                                    Chiyoda-Ku
                                    Toyko, Japan
            (c) Title:              Director and Managing Director

CITIZENSHIP:                        Japan


NAME:                               Amerex S.A.

RESIDENCE OR                        Coutts & Company (Bahamas) Ltd.
BUSINESS ADDRESS:                   West Bay Street
                                    Nassau, Bahamas

PRINCIPAL OCCUPATION:

            (a) Name:               Coutts & Company (Bahamas) Ltd.
            (b) Address:            West Bay Street
                                    Nassau, Bahamas
            (c) Title:              Supervisor of Company Services and
                                    Secretary of Coutts & Company
                                    (Bahamas) Ltd.

CITIZENSHIP:                        Bahamas

                             SCHEDULE 13D

                               EXHIBIT E

Ownership of Common Stock by Managing Directors, Former Managing
Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



           NAME:                   Charles A. Ballard
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                    DISCLAIMED:    3,102
              AMOUNT AND SOURCE
                      OF FUNDS:    $10,340
                  PERCENTAGE OF
             OUTSTANDING COMMON
                          STOCK:   .02%


           NAME:                   John P. Birkelund(1)
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                    DISCLAIMED:    24,171
              AMOUNT AND SOURCE
                      OF FUNDS:    $80,570
                  PERCENTAGE OF
             OUTSTANDING COMMON
                         STOCK:    .2%


--------

1 In addition, Mr. Birkelund owns 15,000 shares, which he purchased on August 16, 1996 in the open market at $9.625 per share. On Septem-ber 4, 1996, Mr. Birkelund purchased 800 shares in the open market at $9.625 per share, which shares are for the benefit of the grand-children of Mr. Birkelund and are registered under the Uniform
     Gifts to Minors Act of New York. The beneficial ownership of such shares is disclaimed by Mr. Birkelund.

                             SCHEDULE 13D

                               EXHIBIT E

Ownership of Common Stock by Managing Directors, Former Managing
Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



                      NAME:              Charles P. Durkin, Jr.(2)
                       NUMBER OF SHARES
                   BENEFICIAL OWNERSHIP
                            DISCLAIMED:  7,755
                      AMOUNT AND SOURCE
                              OF FUNDS:  $25,850
                          PERCENTAGE OF
                     OUTSTANDING COMMON
                                 STOCK:  .05%


                      NAME:              Peter M. Flanigan
                       NUMBER OF SHARES
                   BENEFICIAL OWNERSHIP
                            DISCLAIMED:  6,048
                      AMOUNT AND SOURCE
                              OF FUNDS:  $20,160
                          PERCENTAGE OF
                     OUTSTANDING COMMON
                                 STOCK:  .04%


--------

2 In addition, Mr. Durkin owns 10,000 shares which he purchased in the open market. 5,000 shares were purchased on August 19, 1996 at $10.00 per share and 5,000 shares were purchased on October 22, 1996 at $9.75 per share.

                             SCHEDULE 13D

                               EXHIBIT E

Ownership of Common Stock by Managing Directors, Former Managing
Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



         NAME:                 Gerald Greenwald
             NUMBER OF SHARES
         BENEFICIAL OWNERSHIP
                  DISCLAIMED:  9,651
            AMOUNT AND SOURCE
                    OF FUNDS:  $32,170
                PERCENTAGE OF
           OUTSTANDING COMMON
                       STOCK:  .07%


         NAME:                 Franklin W. Hobbs, IV(3)
             NUMBER OF SHARES
         BENEFICIAL OWNERSHIP
                  DISCLAIMED:  6,048
            AMOUNT AND SOURCE
                    OF FUNDS:  $20,160
                PERCENTAGE OF
           OUTSTANDING COMMON
                       STOCK:  .04%


----------

3 On August 15, 1996, Mr. Hobbs purchased 2,000 shares in the open market at $9.625 per share, which shares are for the benefit of the grandchildren of Mr. Hobbs and are registered under the Uniform Gifts to Minors
     Act of New York. The beneficial ownership of such shares is disclaimed by Mr. Hobbs.

                             SCHEDULE 13D

                               EXHIBIT E

Ownership of Common Stock by Managing Directors, Former Managing
Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



         NAME:                 Bryan H. Lawrence(4)
             NUMBER OF SHARES
         BENEFICIAL OWNERSHIP
                  DISCLAIMED:  18,618
            AMOUNT AND SOURCE
                    OF FUNDS:  $62,060
                PERCENTAGE OF
           OUTSTANDING COMMON
                       STOCK:  .1%


         NAME:                 John H. Mullin, III
             NUMBER OF SHARES
         BENEFICIAL OWNERSHIP
                  DISCLAIMED:  4,653
            AMOUNT AND SOURCE
                    OF FUNDS:  $15,510
                PERCENTAGE OF
           OUTSTANDING COMMON
                       STOCK:  .03%

----------

4 On August 15, 1996, Elizabeth D. Lawrence, the wife of Bryan H. Lawrence, purchased 4,000 shares in the open market at $9.625 per share. The beneficial ownership of such shares is dis-claimed by Mr. Lawrence.

                             SCHEDULE 13D

                               EXHIBIT E

Ownership of Common Stock by Managing Directors, Former Managing
Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



         NAME:                 Robert A. Pilkington(5)
             NUMBER OF SHARES
         BENEFICIAL OWNERSHIP
                  DISCLAIMED:  3,102
            AMOUNT AND SOURCE
                    OF FUNDS:  $10,340
                PERCENTAGE OF
           OUTSTANDING COMMON
                       STOCK:  .02%


         NAME:                 H.C. Bowen Smith
             NUMBER OF SHARES
         BENEFICIAL OWNERSHIP
                  DISCLAIMED:  4,839
            AMOUNT AND SOURCE
                    OF FUNDS:  $16,130
                PERCENTAGE OF
           OUTSTANDING COMMON
                       STOCK:  .03%


--------

5 In addition, Mr. Pilkington owns 3,000 shares which he purchased in the open market on August 19, 1996 at $10.00 per share.

                             SCHEDULE 13D

                               EXHIBIT E

Ownership of Common Stock by Managing Directors, Former Managing
Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



         NAME:                 Wayne Thornbrough
             NUMBER OF SHARES
         BENEFICIAL OWNERSHIP
                  DISCLAIMED:  7,758
            AMOUNT AND SOURCE
                    OF FUNDS:  $25,860
                PERCENTAGE OF
           OUTSTANDING COMMON
                       STOCK:  .05%


         NAME:                 Edward B. Whitney
             NUMBER OF SHARES
         BENEFICIAL OWNERSHIP
                  DISCLAIMED:  6,048
            AMOUNT AND SOURCE
                    OF FUNDS:  $20,160
                PERCENTAGE OF
           OUTSTANDING COMMON
                       STOCK:  .04%

                             SCHEDULE 13D

                               EXHIBIT E

Ownership of Common Stock by Managing Directors, Former Managing
Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



         NAME:                 George A. Wiegers(6)
             NUMBER OF SHARES
         BENEFICIAL OWNERSHIP
                  DISCLAIMED:  31,029
            AMOUNT AND SOURCE
                    OF FUNDS:  $103,430
                PERCENTAGE OF
           OUTSTANDING COMMON
                       STOCK:  .2%


         NAME:                 Richard C. Yancey
             NUMBER OF SHARES
         BENEFICIAL OWNERSHIP
                  DISCLAIMED:  1,551
            AMOUNT AND SOURCE
                    OF FUNDS:  $5,170
                PERCENTAGE OF
           OUTSTANDING COMMON
                       STOCK:  .01%


--------

6 In addition, Mr. Wiegers owns 25,000 shares which he purchased in the open market on August 15, 1996, 15,000 shares were purchased at $9.75 per share and 10,000 were purchased at $9.625 per share.

     On November 19, 1996, Mr. Wiegers purchased 500 shares in the open market at $10.00 per share, which shares are for the benefit of the grandchildren of Mr. Wiegers and are registered under the Uniform Gifts to Minors Act of Colorado. The beneficial ownership of such shares is disclaimed by Mr. Wiegers.

                             SCHEDULE 13D

                               EXHIBIT E

Ownership of Common Stock by Managing Directors, Former Managing
Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



         NAME:                 Douglas A. Darby
             NUMBER OF SHARES
         BENEFICIAL OWNERSHIP
                  DISCLAIMED:  1,800
            AMOUNT AND SOURCE
                    OF FUNDS:  $6,000
                PERCENTAGE OF
           OUTSTANDING COMMON
                       STOCK:  .01%


         NAME:                 Glenn Hall
             NUMBER OF SHARES
         BENEFICIAL OWNERSHIP
                  DISCLAIMED:  621
            AMOUNT AND SOURCE
                    OF FUNDS:  $2,070
                PERCENTAGE OF
           OUTSTANDING COMMON
                        STOCK: .004%

                             SCHEDULE 13D

                               EXHIBIT E

Ownership of Common Stock by Managing Directors, Former Managing
Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



         NAME:                 W. Howard Keenan, Jr.(7)
             NUMBER OF SHARES
         BENEFICIAL OWNERSHIP
                  DISCLAIMED:  4,653
            AMOUNT AND SOURCE
                    OF FUNDS:  $15,510
                PERCENTAGE OF
           OUTSTANDING COMMON
                       STOCK:  .03%


         NAME:                 James F. Reilly
             NUMBER OF SHARES
         BENEFICIAL OWNERSHIP
                  DISCLAIMED:  1,800
            AMOUNT AND SOURCE
                    OF FUNDS:  $6,000
                PERCENTAGE OF
           OUTSTANDING COMMON
                       STOCK:  .01%

--------

7 In addition, Mr. Keenan owns 4,000 shares which he purchased in the open market. 2,000 shares were purchased on August 15, 1996 at $9.625 per share and 2,000 shares were purchased on August 16, 1996 at $9.875 per share.

                             SCHEDULE 13D

                               EXHIBIT E

Ownership of Common Stock by Managing Directors, Former Managing
Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



         NAME:                 Bret E. Russell
             NUMBER OF SHARES
         BENEFICIAL OWNERSHIP
                  DISCLAIMED:  1,209
            AMOUNT AND SOURCE
                    OF FUNDS:  $4,030
                PERCENTAGE OF
           OUTSTANDING COMMON
                       STOCK:  .008%


         NAME:                 Stuart L. Sindell
             NUMBER OF SHARES
         BENEFICIAL OWNERSHIP
                  DISCLAIMED:  465
            AMOUNT AND SOURCE
                    OF FUNDS:  $1,550
                PERCENTAGE OF
           OUTSTANDING COMMON
                       STOCK:  .003%

                             SCHEDULE 13D

                               EXHIBIT E

Ownership of Common Stock by Managing Directors, Former Managing
Directors, Officers and Former Officers of Dillon, Read & Co. Inc.



         NAME:                 James Treco
             NUMBER OF SHARES
         BENEFICIAL OWNERSHIP
                  DISCLAIMED:  1,209
            AMOUNT AND SOURCE
                    OF FUNDS:  $4,030
                PERCENTAGE OF
           OUTSTANDING COMMON
                       STOCK:  .008%

                          SCHEDULE 13D

                            EXHIBIT F


                     Joint Filing Agreement
                    Pursuant to Rule 13d-1(f)


          The undersigned hereby agree, pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, that the annexed Statement on Schedule 13D and all amendments thereto shall be filed on behalf of each of them.

                             DILLON, READ HOLDING INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                 Title:  Vice Chairman



                             DILLON, READ INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                 Title: Secretary



                             DILLON, READ & CO. INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                 Title:  Vice Chairman



                             LEXINGTON PARTNERS IV, L.P.

                             By:  DRMC Inc.,
                                  its General Partner



                             By:  /s/ David W. Niemiec
                                  ------------------------------
                                   Chairman

                       CONCORD PARTNERS II, L.P.


                             By:  Venture Associates II, L.P.,
                                  its General Partner

                        By: Dillon, Read Inc.,
                                  its General Partner



                             By:  /s/ Peter A. Leidel
                                  ------------------------------
                           Attorney-in-Fact


                             CONCORD PARTNERS JAPAN LIMITED


                             By:  /s/ Peter A. Leidel
                                  ------------------------------
                                  Attorney-in-Fact

                             YORKTOWN ENERGY PARTNERS, L.P.

                             By:  DR Associates III, L.P.,
                                  its General Partner

                             By:  Dillon, Read & Co. Inc.,
                                  its General Partner


                             By:  /s/ Bryan H. Lawrence
                                  -------------------------
                                  Managing Director


Dated:  April 3, 1997

                          SCHEDULE 13D

                            EXHIBIT G

                        Power of Attorney


          KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Dillon, Read & Co. Inc. ("Dillon Read"), acting through any of its duly authorized officers, the true and lawful agent and attorney-in-fact of the undersigned with respect to all matters arising in connection with the under- signed's accepting, holding and disposing of investment opportunities that may be presented by Dillon Read to the undersigned from time to time, including but not limited to (i) investments in companies in which Concord Partners, a New York limited partnership, Concord Partners II, a Delaware limited partnership, Saratoga Partners, a Delaware limited partnership, Saratoga Partners II, a Delaware limited partnership, Yorktown Energy Partners, a Delaware limited partnership, The Second Charterhouse Buy-Out Fund, a Delaware limited partnership, France Capital Developpement, a fund organized under the laws of France, or The Sudimer Buy-Out Fund N.V., a Netherlands Antilles corporation, or any similar investment fund is also an investor, and (ii) investments directly in Dillon, Read Industrial Development Capital Fund, a
limited partnership established under the laws of England, The Portugal Property Fund, a Netherlands Antilles corporation, or any similar investment fund (each such investment being referred to herein as an "Investment"). Such appointment shall become effective with respect to any Investment upon written notification by the undersigned to Dillon Read that the undersigned wishes to accept such Investment. Without limiting the foregoing, Dillon Read shall have full power and authority: (A) to execute and deliver or otherwise make for and on behalf of the undersigned in such form as Dillon Read may, from time to time, approve, (i) a purchase agreement relating to each
Investment, (ii) any amendments to or waivers regarding any such purchase agreement, and (iii) any other agreements or certificates in connection with such Investment; (B) to vote or otherwise act with respect to any securities acquired in an Investment in its sole discretion; and (C) to dispose, on behalf of the undersigned, at any time or from time to time, of all or any specified portion of any Investment, without any prior notification to the undersigned, and in connection therewith to execute and deliver or otherwise make for or on behalf of the undersigned in such form as Dillon Read may approve, and at such time and under such circumstances as Dillon Read may decide, (i) a sales agreement relating to such Investment, and (ii) any other agreements or certificates in connection with the sale of such Investment; in each case, unless and until the undersigned becomes the record holder of such securities, and Dillon Read shall have the sole and exclusive authority to determine when to transfer the record ownership of an Investment to the undersigned (in which case this power of attorney (other than the next two succeeding paragraphs) shall cease with respect to such Investment).

          Dillon Read's approval of the form of any document or certificate shall be conclusively evidenced by Dillon Read's execution thereof.

          The undersigned hereby ratifies and confirms all that said agent and attorney-in-fact may do by virtue hereof. The undersigned also hereby ratifies, confirms and adopts all actions taken prior to this date by Dillon Read on the undersigned's behalf in connection with any Investment in which the undersigned has participated and hereby irrevocably releases Dillon Read and any of its affiliates from any present or future claims, losses or liability in connection with the power of attorney granted hereby, any Investment or any act or omission by Dillon Read in connection therewith.

          This appointment shall be irrevocable with respect to any Investment once the purchase agreement for such Investment has been executed and delivered on behalf of the undersigned pursuant hereto or otherwise.

          This power of attorney and any action taken hereunder by Dillon Read shall not be affected by the subsequent disability, incompetence or death of the undersigned and any such action shall be binding upon the heirs, executors, legal representatives and assigns of the undersigned.



------------------------           -----------------------------
(Date)                             (Signature)




------------------------           -----------------------------
(Place of Execution)               (Print Name)